Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

60 Degrees Pharmaceuticals, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,769,593	$1.16	$2,052,727.88	0.0001381	$283.48

Total Offering Amounts:							$2,052,727.88		283.48
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$283.48

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Offering Note(s)

(1)	Consists of an aggregate of 1,769,593 shares of Common Stock registered for sale by certain of the selling stockholders named in this registration statement including (i) 191,571 shares of common stock, (ii) 383,142 shares of Common Stock issuable upon exercise of pre-funded warrants held by certain selling stockholders, (iii) 574,713 shares of Common Stock issuable upon exercise of Series A warrants, (iv) 574,713 shares of Common Stock issuable upon exercise of Series B warrants and (v) 45,454 share of Common Stock issuable upon the exercise of placement agent warrants that were issued to designees of H.C. Wainwright & Co., LLC.

Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price shown is the average of the high and low selling price of the Common Stock on August 12, 2026, which is a date within 5 business days prior to the date of filing of this Registration Statement, as reported on the Nasdaq Capital Market.